Exhibit 5-10


                          [NCT Group, Inc. Letterhead]




                                 Mark Melnick, Esq.
                                 Sr. Vice President, General Counsel & Secretary Telephone 203-226-4447, ext. 3572
                                 E-mail mmelnick@nctgroupinc.com

                                 July 26, 2005


NCT Group, Inc.
20 Ketchum Street
Westport, CT  06880

             Re: NCT Group, Inc. Registration Statement on Form S-1
                  (Pre-Effective Amendment No. 1); File No. 333-126655
                  ----------------------------------------------------

Ladies and Gentlemen:

     In connection with the registration of 537,634,409 shares (the "Shares") of common stock of the Company, par value $0.01 per share (the "Common Stock"), under the Securities Act of 1933, as amended (the "Act"), by NCT Group, Inc., a Delaware corporation (the "Company"), on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on July 15, 2005 (File No. 333-126655), as amended by Amendment No. 1 filed with the Commission on the date hereof (collectively, the "Registration Statement"), you have requested my opinion with respect to the matters set forth below.

     In my capacity as Senior Vice President, General Counsel and Secretary of the Company in connection with such registration, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

     In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

     I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the "DGCL"), including all applicable provisions of the Delaware Constitution and the reported decisional law thereunder, and I express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is my opinion that the Shares have been duly authorized, and assuming that the Company has a sufficient number of shares of Common Stock that the Company is authorized to issue, upon issuance, delivery and payment therefor in the manner described in the Registration Statement, will be validly issued, fully paid and are non-assessable.

     I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading "Interests of Named Experts and Counsel."


                                 Very truly yours,



                                 /s/  Mark Melnick
                                 --------------------------
                                 Mark Melnick